Exhibit 77Q1 (b)

International Core Fund
International Growth Fund

Incorporated by reference to Part A of Post-
Effective Amendment No. 20 to the
Registrant's registration statement filed on
March 3, 2008 (Accession No. 0001193125-
08-045209)

Effective May 1, 2008 with respect to
International Core Fund:

The investment strategy of the International
Core Fund was revised to remove the
following disclosure:

The Fund will not invest more than 25% of its total assets in emerging markets. .

Effective May 1, 2008 with respect to
International Growth Fund:

The investment strategy of the International
Growth Fund was revised to remove the
following disclosure:

The Fund will not invest more than 25% of its total assets in emerging markets.

T:\Funds\SEC Filings\N-SARs\2008\063008\HIS\Exhibit 77Q1B.doc